EXHIBIT 5(a) and 23(b)

21 October 2004

The Directors,
BP p.l.c.,
1 St. James’s Square
London SW1Y 4PD
England

Dear Sirs:

Registration Statement on Form S-8 (the “Registration Statement”)

1.	This opinion is given in connection with the registration under the United States Securities Act of 1933, as amended, of US $100,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”) of BP p.l.c., an English public limited company (the “Company”), to be offered under the BP Deferred Compensation Plan II (the “Plan”).

2.	This opinion is limited to English law as applied by the English courts and is given on the basis that it will be governed by and be construed in accordance with English law.

3.	I have examined and relied on copies of such corporate records and other documents, including the Registration Statement, reviewed the corporate proceedings in connection with adoption and amendment of the Plan, and reviewed such matters of law as I have deemed necessary or appropriate for the purpose of this opinion.

4.	On the basis of, and subject to, the foregoing and having regard to such considerations of English law in force at the date of this letter as I consider relevant, I am of the opinion that the Deferred Compensation Obligations have been duly authorized for issuance and, when the Deferred Compensation Obligations are issued by the Company pursuant to the terms of the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plan, except as enforceability (i) may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Yours faithfully, /s/ Peter B. Pugh Bevan —————————— P.B.P. Bevan